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                                                                    Exhibit 99.1


                     AEROPOSTALE REPORTS JULY SALES RESULTS


New York, New York - August 3, 2005 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended July 30, 2005 increased 18.0% to $83.9 million, compared to $71.1 million for the four-week period ended July 29, 2004. The company's comparable store sales decreased 4.2% for the month, versus a comparable store sales increase of 13.8% in the year ago period.

For the quarter ended July 30, 2005, total net sales have increased 19.5% to $232.8 million, compared to $194.9 million in the quarter ended July 29, 2004. Comparable store sales for the second quarter have decreased 2.2%, compared to an increase of 20.0% in the year ago quarter. Year-to-date, total net sales have increased 22.6% to $444.4 million, compared to $362.5 million in the year-ago period. Year to date, comparable store sales have increased 0.9%, compared to an increase of 19.5% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "We are disappointed by our July results, which were below both our sales and margin plan. While our 'wear now' knits and denim categories are performing well, the initial performance of certain back to school merchandise including sweaters, fleece and corduroy pants have been significantly below our expectations. As a result, we will be lowering our guidance for the second quarter and will be assessing the impact of these current trends on the third quarter."

The company also updated it guidance today. Based on the company's lower than anticipated July sales, the company now believes it will achieve earnings per share of $0.12 - $0.13 per diluted share for the second quarter versus its previously issued guidance of $0.16-$0.19 per diluted share. The company intends to provide third quarter guidance on its conference call to review second quarter results on August 18, 2005 at 4:15PM EST.

To hear the Aeropostale prerecorded July sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #5637324.

About Aeropostale, Inc.
Aeropostale, Inc. is a fast growing, mall-based, specialty retailer of casual apparel and accessories, principally targeting 11 to 18 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line thorough its website (www.aeropostale.com) or at organized sales events at college campuses.

The first Aeropostale store was opened in 1987. The company currently operates 628 Aeropostale stores in 47 states and 6 Jimmy'Z stores in 6 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.